SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:




                    Name: The Munder Framlington Funds Trust

                      Address of Principal Business Office
                      (No. & Street, City, State, Zip Code):

                  480 Pierce Street, Birmingham, Michigan 48009
               (Address of Principal Executive Offices) (Zip code)

                  Registrant's Telephone Number: (810) 647-9200

                               Paul F. Roye, Esq.
                             Dechert Price & Rhoads
                         1500 K Street, N.W., Suite 500
                             Washington, D.C. 20005
                     (Name and Address of Agent for Service)

                                   Copies to:

                              Lisa Anne Rosen, Esq.
                            Munder Capital Management
                                480 Pierce Street
                           Birmingham, Michigan 48009

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                              YES  / X  /            NO  /   /





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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in Washington, D.C. on the 30th day of October, 1996.


                                              The Munder Framlington Funds Trust

                                              By:      July A. Tedesco
                                                       President*

                                             *By:      /s/  Paul F. Roye
                                                       Attorney-in-Fact




Attest:  Teresa M.R. Hamlin
         Treasurer*


*By:     /s/  Paul F. Roye
         Attorney-in-Fact

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